Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of InVivo Therapeutics Holdings Corporation of our reports dated March 11, 2013, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of InVivo Therapeutics Holdings Corporation for the year ended December 31, 2012.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

May 9, 2013